CTE Investor Relations
100 CTE Drive
Dallas, PA 18612-9774

I NVESTOR N EWS

Contact:	David G. Weselcouch
Senior Vice President – Investor Relations
and Corporate Communications
(570) 631-2807

CTE Reports 2003 Fourth Quarter Results

CTE Achieves 3% Consolidated Switched Access Line Growth and
4% Consolidated Revenue Growth in 2003 Fourth Quarter

CTE Board of Directors Increases Size of Authorized Stock Repurchase Program

Michael J. Mahoney, CTE president and CEO, will host a conference call and simultaneous webcast at 9:00 a.m. (EST) this morning. Mr. Mahoney will review CTE’s 2003 fourth quarter results, and provide 2004 guidance. The call is expected to last approximately 30 minutes. To access today’s conference call, please call 1-800-603-4337. The conference call passcode is 4835783. The simultaneous webcast can be accessed via the Internet at www.ct-enterprises.com. The conference call will be archived and available for replay for 48 hours following the call. To access the replay, please call 1-800-642-1687, passcode 4835783. The webcast will also be available for replay for 48 hours at www.ct-enterprises.com.

Dallas, PA – February 10, 2004 – Commonwealth Telephone Enterprises, Inc. (“CTE”) [NASDAQ: CTCO], today announced financial results for the 2003 fourth quarter.

CTE Consolidated Results
For the 2003 fourth quarter, CTE reported diluted earnings per share (“EPS”) of $0.63, versus reported diluted EPS of $0.78 in the 2002 fourth quarter. Included in CTE’s 2003 fourth quarter reported diluted EPS is a $1.6 million (pre-tax), or $0.04 per share (after-tax), favorable effect resulting from an after-tax positive settlement in connection with certain restructuring charges recorded in the 2000 fourth quarter. CTE’s 2002 fourth quarter reported diluted EPS of $0.78 includes $0.05 per share resulting from an after-tax positive settlement in connection with certain restructuring charges recorded in the 2000 fourth quarter, as well as an $0.11 per share favorable effect resulting from an operating tax settlement.

For the 2003 full year, CTE reported diluted EPS of $3.07, versus a reported diluted EPS of

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$2.42 for the 2002 full year. A summary of certain items that are included in the 2003 full year and 2002 full year reported diluted EPS figures is detailed on an accompanying schedule.

CTE ended the 2003 fourth quarter with a total of 477,129 switched access lines installed, reflecting an increase of 12,631 switched access lines installed in the past 12 months, or a growth rate of 3%.

CTE’s consolidated revenues in the 2003 fourth quarter were $84.6 million, a growth rate of 4% versus the 2002 fourth quarter, despite the fact that revenues in the 2003 fourth quarter were reduced by approximately $1.4 million due to the percent local usage (“PLU”) issue that was discussed in CTE’s 2003 third quarter 10-Q. CTE’s 2002 fourth quarter consolidated revenues were $81.6 million.

CTE’s consolidated operating income in the 2003 fourth quarter was $25.9 million, versus $28.8 million in last year’s fourth quarter. The 2003 fourth quarter reflected the loss of roughly $1.4 million of operating income in connection with the PLU issue mentioned above, while the 2002 fourth quarter reflected $2.6 million of reduced costs and expenses in connection with an operating tax settlement.

For the 2003 fourth quarter, CTE reported net income of $14.8 million, versus reported net income of $18.4 million in the 2002 fourth quarter.

Consolidated capital expenditures (“CAPEX”) were $17.8 million in the 2003 fourth quarter, versus CAPEX of $17.5 million in the year ago quarter.

The table below sets forth highlights of CTE’s 2003 fourth quarter consolidated results, versus the 2002 fourth quarter:

	2003	2002	% Change
	Fourth Quarter	Fourth Quarter	Inc./(Dec.)

Total Access Lines	477,129	464,498	3%
Revenues	$84.6M	$81.6M	4%
Operating Income	$25.9M	$28.8M	(10%)
Depreciation and Amortization	$18.1M	$17.6M	3%
CAPEX	$17.8M	$17.5M	1%
Reported EPS	$0.63	$0.78	(19%)

“We had a solid fourth quarter,” said Michael J. Mahoney, CTE’s president and chief executive officer. “We exceeded the fourth quarter EPS guidance which we had previously provided, and, just as importantly, we achieved results for the 2003 full year, which met or exceeded all of the line item guidance we had previously communicated for the 2003 full year.”

CTE’s consolidated revenues for the 2003 full year were $335.7 million, a growth rate of 5%

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versus the 2002 full year. Consolidated operating income was $103.4 million, versus $96.6 million for the 2002 full year. Consolidated capital expenditures were $49.5 million, versus $53.4 million for the 2002 full year.

The table below sets forth highlights of CTE’s 2003 full year consolidated results, versus the 2002 full year consolidated results:

	2003	2002	% Change
	Full Year	Full Year	Inc./(Dec.)

Total Access Lines	477,129	464,498	3%
Revenues	$335.7M	$318.6M	5%
Operating Income	$103.4M	$96.6M	7%
Depreciation and Amortization	$71.1M	$68.2M	4%
CAPEX	$49.5M	$53.4M	(7%)
Reported EPS	$3.07*	$2.42	27%

* Includes a one-time, after-tax gain of $13.2 million, or $0.55 per diluted share, in connection with the previously announced adoption of new accounting rules on asset retirement obligations under SFAS 143 (Statement of Financial Accounting Standards No. 143), which were effective January 1, 2003.

Pension-Related Equity Adjustment
In the 2003 fourth quarter, in connection with generally accepted accounting principles for CTE’s pension plan, CTE recorded a balance sheet adjustment to reverse the additional minimum liability (“AML”) CTE was required to record in the 2002 fourth quarter. The reversal is due to the favorable change in the difference between the funded status and the accrued benefit obligation for CTE’s pension plan. The 2003 fourth quarter non-cash adjustment was recorded on CTE’s balance sheet as an after-tax decrease of approximately $2.8 million to the Other Comprehensive Loss component of Total Common Shareholders’ Equity.

CTE’s Board of Directors Increases Size of Authorized Stock Repurchase Program
CTE’s Board of Directors has increased the size of its previously announced stock repurchase program by an additional $50 million. The initial authorized $100 million stock repurchase program, which was announced on November 13, 2003, has been increased to a total stock repurchase program of up to $150 million of CTE’s common stock in open market, negotiated or block transactions. Repurchased shares will be placed in Treasury and may be used for the Company’s employee benefit plans or for other general corporate purposes.

“Increasing the size of our authorized stock repurchase program is consistent with our commitment to increasing shareholder value, and reflects our confidence in the strength of our business and our future operating and financial success,” said Mahoney. “Our solid balance sheet and cash flow generation allow us to opportunistically buy back our shares at attractive levels, and we are able to increase the size of our authorized program while maintaining the flexibility to assess other investment options in the future.”

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As of the close of business yesterday, February 9, 2004, CTE completed just over $63 million of common stock repurchases, representing just over 1.7 million common shares, since the stock repurchase program was announced. No time limit has been set for the completion of the stock repurchase program. Additional repurchases will be executed at CTE’s discretion, based on ongoing assessments of the Company’s capital needs and the market value of CTE’s common stock.

Commonwealth Telephone Company (“CT”) Results
CT had a total of 338,462 switched access lines installed at the end of the 2003 fourth quarter – reflecting a growth rate of less than 1% versus last year’s fourth quarter. CT’s residential additional line penetration was 39% at the end of the quarter. CT’s business line growth in the 2003 fourth quarter was 3% versus the 2002 fourth quarter.

CT’s 2003 fourth quarter revenues grew 3% to $53.6 million, versus revenues of $52.0 million in the 2002 fourth quarter. CT’s fourth quarter revenue growth was primarily driven by increased access revenues – which resulted from both an increase in access minutes of use, and a favorable change in the NECA (National Exchange Carrier Association) average schedule settlement formula that took effect in July 2003 – as well as 6% growth in enhanced services.

For the 2003 full year, revenues were $211.1 million, versus $198.8 million for the 2002 full year, a growth rate of 6%.

CT’s 2003 fourth quarter operating income was $24.1 million, a 6% increase over last year. This solid growth in operating income was primarily driven by growth in high-margin access revenues, and continued focus on cost control.

For the 2003 full year, operating income was $95.9 million, versus $83.4 million for the 2002 full year, a growth rate of 15%.

CT’s 2003 fourth quarter CAPEX were $9.7 million, versus $10.0 million in the 2002 fourth quarter.

For the 2003 full year, CAPEX were $26.6 million, versus $29.0 million for the 2002 full year.

CTSI, LLC (“CTSI”)
During the 2003 fourth quarter, CTSI installed 744 net access lines, ending the quarter with 138,667 net access lines installed – a growth rate of 9% versus the 2002 fourth quarter. CTSI’s net line additions were lower versus the recent past due to a loss of access lines in the fourth quarter in connection with the reconfiguration of a key business customer’s network. Apart from the net line loss associated with this one customer, CTSI’s net line additions for the fourth quarter were consistent with its level of line additions in the 2003 third quarter – an indication of the fundamental strength of CTSI’s underlying customer acquisition and access line sales

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activity. At the end of the 2003 fourth quarter, 98% of CTSI’s access lines were “on-switch,” and 52% were “on-net” (defined as 100% on CTSI’s owned network). CTSI’s business/residential line split at the end of the 2003 fourth quarter was 90%/10%.

CTSI’s 2003 fourth quarter revenues were $20.7 million, versus revenues of $20.9 million in the 2002 fourth quarter. For the 2003 full year, CTSI’s revenues were $85.3 million, versus 2002 full year revenues of $84.0 million. Both the 2003 fourth quarter and the 2003 full year reflect the loss of $1.4 million of access revenues in connection with the PLU issue.

CTSI’s operating income in the 2003 fourth quarter was $2.9 million, versus operating income of $4.0 million in the 2002 fourth quarter. For the 2003 full year, CTSI’s operating income was $10.6 million, versus 2002 full year operating income of $14.7 million. The year-over-prior-year-same-quarter, and the full year decrease in operating income result primarily from the effect of the PLU issue, other access revenue reductions resulting from mandated changes to access rates, as well as increased depreciation and amortization.

CTSI’s 2003 fourth quarter capital expenditures were $6.5 million, versus $5.9 million in the year ago quarter. For the 2003 full year, CTSI’s CAPEX was $19.2 million, versus 2002 full year CAPEX of $20.9 million.

Jack Flash® DSL
In the 2003 fourth quarter, CTE’s DSL (digital subscriber line) product, Jack Flash®, installed 855 net new DSL subscribers. Jack Flash® had 12,990 installed DSL subscribers at the end of the 2003 fourth quarter. Jack Flash® is marketed in CTE’s CT and CTSI geographies. Jack Flash® utilizes DSL technology to provide broadband connectivity over standard telephone lines at speeds over 50 times faster than today’s traditional dial-up modems.

2004 Guidance Outlined
The table below sets forth CTE’s consolidated 2004 full year guidance, which Mr. Mahoney will discuss on this morning’s conference call and webcast:

2004 Full Year
	Item	Guidance

Consolidated CTE	Access Line Growth	2% - 3%
	Revenue Growth	0% - (1%)
	Operating Income	$93M - $94M
	Depreciation and Amortization	$73M - $74M
	Effective Tax Rate	38%
	Diluted EPS – 1Q04	$0.56 - $0.57
	Diluted EPS – FY04	$2.36 - $2.39
	CAPEX	$50M - $52M

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About CTE
Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s 7th largest publicly held independent local exchange carrier, which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), a local exchange carrier operating in competitive markets outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the Northeast’s largest rural Internet Service Providers (“ISPs”); and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are

Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments and changes in the competitive environment in which the Company operates and receipt of necessary approvals.

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7TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./FEBRUARY 10, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
 (UNAUDITED)
(Dollars in Thousands)
(GAAP)

	THREE MONTHS ENDED DECEMBER 31, 2003				THREE MONTHS ENDED DECEMBER 31, 2002

	CT	CTSI	OTHER	TOTAL	CT	CTSI	OTHER	TOTAL

Sales	$53,635	$20,665	$10,302	$84,602	$51,960	$20,905	$8,690	$81,555
Costs & Expenses (excluding other operating
expenses itemized below)	17,873	14,055	10,242	42,170	17,213	13,634	5,878	36,725

Management Fees	-	-	-	-	300	99	(99)	300

Depreciation & Amortization	11,712	5,354	1,055	18,121	11,674	5,052	884	17,610

Restructuring Charges (Reversals)	-	(1,636)	-	(1,636)	-	(1,883)	-	(1,883)

Operating Income (Loss)	24,050	2,892	(995)	25,947	22,773	4,003	2,027	28,803

Interest and Dividend Income	425	-	761	1,186	423	-	57	480
Interest Expense	(921)	-	(3,614)	(4,535)	(1,177)	-	88	(1,089)
Other Income (Expense), net	(18)	4	243	229	(62)	317	(20)	235
Equity in Unconsolidated Entities	-	-	843	843	-	680	-	680

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	23,536	2,896	(2,762)	23,670	21,957	5,000	2,152	29,109

Provision (Benefit) for Income Taxes	9,057	842	(1,033)	8,866	7,925	1,925	817	10,667

Income (Loss) before Cumulative
Effect of Accounting Change	14,479	2,054	(1,729)	14,804	14,032	3,075	1,335	18,442

Cumulative Effect of Accounting Change,
Net of Tax	-	-	-	-	-	-	-	-

Net Income (Loss)	$14,479	$2,054	$(1,729)	$14,804	$14,032	$3,075	$1,335	$18,442

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8TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./FEBRUARY 10, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Dollars in Thousands)
(GAAP)

	THREE MONTHS ENDED DECEMBER 31, 2003				THREE MONTHS ENDED DECEMBER 31, 2002

	CT	CTSI	OTHER	TOTAL	CT	CTSI	OTHER	TOTAL

Sales	$211,094	$85,336	$39,292	$335,722	$198,836	$84,006	$35,713	$318,555
Costs & Expenses (excluding other operating
expenses itemized below)	69,049	55,610	38,181	162,840	68,812	53,983	31,356	154,151

Management Fees	-	-	-	-	1,200	396	(396)	1,200

Depreciation & Amortization	46,136	20,748	4,253	71,137	45,427	18,913	3,876	68,216

Restructuring Charges (Reversals)	-	(1,636)	-	(1,636)	-	(3,940)	-	(3,940)
Voluntary Retirement Program	-	-	-	-	-	-	2,333	2,333

Operating Income (Loss)	95,909	10,614	(3,142)	103,381	83,397	14,654	(1,456)	96,595

Interest and Dividend Income	1,941	-	1,431	3,372	1,986	-	253	2,239
Interest Expense	(3,892)	-	(9,668)	(13,560)	(5,057)	-	(5,426)	(10,483)
Other Income (Expense), net	(356)	13	(541)	(884)	(265)	639	(132)	242
Equity in Unconsolidated Entities	-	-	2,698	2,698	-	2,384	-	2,384

Income (Loss) before Income Taxes and
Cumulative Effect of Accounting Change	93,602	10,627	(9,222)	95,007	80,061	17,677	(6,761)	90,977

Provision (Benefit) for Income Taxes (1)	34,590	3,599	(2,817)	35,372	30,095	6,081	(2,323)	33,853

Income (Loss) before Cumulative
Effect of Accounting Change	59,012	7,028	(6,405)	59,635	49,966	11,596	(4,438)	57,124

Cumulative Effect of Accounting Change,
Net of Tax	13,230	-	-	13,230	-	-	-	-

Net Income (Loss)	$72,242	$7,028	$(6,405)	$72,865	$49,966	$11,596	$(4,438)	$57,124

(1)	In 2002, CT, CTSI, and Total include the effect of year-to-date tax benefits which were recorded in the third quarter in connection with certain tax strategies of $0.2m, $0.7m and $0.9m, respectively.

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9TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./FEBRUARY 10, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
SUMMARY OF CERTAIN ITEMS INCLUDED IN REPORTED EPS
(UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

	YEAR ENDED DECEMBER 31, 2003

Favorable/(Unfavorable)	Pre-tax	After-tax	EPS

Asset Retirement Obligation (SFAS 143)	$21,689	$13,230	$0.55
Recapitalization Costs	$(1,450)	$(885)	$(0.04)
Sale of WorldCom Impaired Receivables	$965	$605	$0.03
Restructuring Reversals	$1,636	$1,026	$0.04

	YEAR ENDED DECEMBER 31, 2002

Favorable/(Unfavorable)	Pre-tax	After-tax	EPS

WorldCom Charge	$(2,000)	$(1,241)	$(0.05)
Tax Strategies	$944	$944	$0.04
Operating Tax Settlement	$4,107	$2,553	$0.11
Restructuring Reversals	$3,940	$2,422	$0.10
Voluntary Retirement Program	$(2,333)	$(1,423)	$(0.06)

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10TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./FEBRUARY 10, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(GAAP)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,

	2003	2002	2003	2002
Basic Earnings per
Average Common Share:

Income before Cumulative Effect of Accounting Change	$0.63	$0.79	$2.54	$2.44
Cumulative Effect of Accounting Change, Net of Tax	$0.00	$0.00	$0.56	$0.00

Net Income (Loss)	$0.63	$0.79	$3.10	$2.44

Weighted Average Common Shares Outstanding	23,498,967	23,421,407	23,515,367	23,390,939

Diluted Earnings per
Average Common Share:

Income before Cumulative Effect of Accounting Change	$0.63	$0.78	$2.52	$2.42
Cumulative Effect of Accounting Change, Net of Tax	$0.00	$0.00	$0.55	$0.00

Net Income (Loss) (1)	$0.63	$0.78	$3.07	$2.42

Weighted Average Common Shares and
Common Stock Equivalents Outstanding	23,656,868	23,556,908	23,697,836	23,568,329

(1)	Year ended December 31, 2002, and the three months ended September 30, 2003, were revised to include an additional $0.01 per diluted share, respectively, to fully reflect the anti-dilutive effect of common stock equivalents.

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11TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./FEBRUARY 10, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in Thousands)

	December 31, 2003	December 31, 2002

ASSETS

CURRENT ASSETS:

Cash and Temporary Cash Investments	$336,035	$34,935

Accounts Receivable and Unbilled Revenues, net of Allowance
for Doubtful Accounts of $2,329 in 2003 and $5,520 in 2002	50,240	52,866

Other Current Assets	9,387	10,138

Deferred Income Taxes	17,016	23,669

Total Current Assets	412,678	121,608

PROPERTY PLANT AND EQUIPMENT (NET OF ACCUMULATED
DEPRECIATION OF $452,989 IN 2003 AND $432,435 IN 2002)	410,485	411,370

INVESTMENTS	10,204	9,718

DEFERRED CHARGES AND OTHER ASSETS	18,286	11,343

TOTAL ASSETS	$851,653	$554,039

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12TH ADD/COMMONWEALTH TELEPHONE ENTERPRISES, INC./FEBRUARY 10, 2004

COMMONWEALTH TELEPHONE ENTERPRISES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in Thousands)

	December 31, 2003	December 31, 2002

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Notes Payable	$65,000	$65,000

Current Maturities of Long Term Debt	5,623	9,010

Accounts Payable	29,135	30,503

Advance Billings and Customer Deposits	5,212	5,870

Accrued Expenses	54,331	49,955

Accrued Restructuring Expenses	812	2,029

Total Current Liabilities	160,113	162,367

LONG TERM DEBT	323,898	77,299

DEFERRED INCOME TAXES	79,876	61,083

OTHER LONG TERM LIABILITIES	25,037	32,300

COMMON SHAREHOLDERS' EQUITY:

Common Stock	24,014	27,307

Additional Paid-in Capital	267,076	256,594

Deferred Compensation	(6,452)	(2,676)

Other Comprehensive Loss	(2,489)	(6,961)

Retained Earnings	24,900	77,969

Treasury Stock at Cost, 1,207,016 shares at December 31, 2003
and 3,829,133 at December 31, 2002	(44,320)	(131,243)

Total Common Shareholders' Equity	262,729	220,990

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$851,653	$554,039

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